                                                                    EXHIBIT 11.1

                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousands, except per share amounts)
                                  (Unaudited)

                                                                               Three Months                        Nine Months
                                                                            Ended September 30                  Ended September 30
                                                                            ------------------                  ------------------
                                                                            1995         1996                   1995         1996
                                                                            ----         ----                   ----         ----
BASIC EARNINGS PER SHARE CALCULATION:
-------------------------------------
Net Income                                                                     $654       $1,763                 $1,066      $4,286

Weighted average number of shares of common stock outstanding:                2,348        5,246                  2,348       3,353
                                                                             ======================================================


Earnings per share - basic                                                    $0.28        $0.34                  $0.45       $1.28
                                                                             ======================================================


FULLY DILUTED EARNINGS PER SHARE CALCULATION:
---------------------------------------------
Net Income                                                                     $654       $1,763                 $1,066      $4,286

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                               2,348        5,246                  2,348       3,353

  Common stock equivalents applicable to warrants                                42           42                     42          42

  Common stock equivalents issuable under stock option plans                   ----          144                   ----          50
                                                                             ------------------------------------------------------

  Common stock assuming full dilution                                         2,390        5,432                  2,390       3,445
                                                                             ======================================================
Earnings per share - fully diluted                                            $0.27        $0.32                  $0.45       $1.24
                                                                             ======================================================
                                                                                                                     (1)
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(1) This calculation is submitted in accordance with the regulations of the
    Securities and Exchange Commission although not required by APB Opinion No.
    15 because it results in dilution of less than 3%.